Exhibit 99.1

INTERNATIONAL, INC.

FOR MORE INFORMATION CONTACT:

Joseph K. O’Brien	Timothy G. Johnson
Chief Financial Officer and Secretary	President and Chief Operating Officer
Phoenix Gold International, Inc.	Phoenix Gold International, Inc.
(503) 978-3306	(503) 978-3330

PHOENIX GOLD REPORTS THIRD QUARTER EARNINGS

Portland, OR — July 23, 2003 — Phoenix Gold International, Inc. (Nasdaq:PGLD) today reported net earnings of $224,000, or $0.07 per diluted share, for the third quarter of fiscal 2003 which ended June 30, 2003 as compared to net earnings of $214,000, or $0.07 per diluted share, in last year’s third quarter.  Revenue for the third quarter of fiscal 2003 was $8,032,000 versus revenue of $8,063,000 in the third quarter of fiscal 2002.

For the nine months ended June 30, 2003, the Company reported a net loss of $506,000, or $0.17 per diluted share, versus net earnings of $306,000, or $0.10 per diluted share, for the comparable period last year.  Included in the net loss for the nine months ended June 30, 2003 was a non-cash impairment charge of $68,000 (net of tax of $45,000), or $0.02 per share, related to adoption of a new accounting rule on October 1, 2002.  Revenue for the nine months ended June 30, 2003 decreased 19% to $18.7 million from $22.9 million for the same period in 2002.

“We continue to face a very difficult market,” stated Keith A. Peterson, Chairman and Chief Executive Officer.  “According to The NPD Group, sales of car audio products for the first five months of the calendar year are off by nearly 18%, with amplifier and speaker sales off by 25% and 23%.  Despite this softness, we are pleased that we were able to improve our operating results as compared to the second fiscal quarter.”

“The launch of the Octane-R series of car audio amplifiers and speakers continues to positively affect our operations,” continued Mr. Peterson.  “Further, initial shipments of two new entry-level home theater speaker systems to two mass merchants contributed to the quarter.  We expect these two new home theater systems to provide additional revenues throughout the remainder of calendar 2003.”

The Company also provided the following information on its third quarter and outlook for the remainder of fiscal 2003: Domestic sales decreased $216,000, or 3%, to $6.2 million, as a result of a 68% decrease in sales of accessories offset in part by a 16% increase in sales of speakers.  Sales of electronics were flat as compared to the 2002 third quarter.  Decreased sales of Carver Professional and OEM products were offset in part by increased sales of AudioSource and Phoenix Gold branded products.  Sales of electronics to a significant customer decreased 14% from a year ago.  The amount and timing of purchase orders from this customer may fluctuate from quarter to quarter.  International sales increased 11% to $1.8 million due to increased sales to Europe and other international markets offset by decreased sales to Asia.  The Company currently expects decreased sales for fiscal 2003 as compared to fiscal 2002 due to reduced spending by consumers on discretionary items.

Phoenix Gold confirmed that it remains out of compliance with the market value of publicly held shares requirement for continued listing on The Nasdaq SmallCap Market.  On June 26, 2003, the Company reported that it had received a Nasdaq staff determination indicating its noncompliance and that the Company’s shares of common stock are therefore subject to delisting from The Nasdaq SmallCap Market.  The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

Phoenix Gold International, Inc. designs, manufactures, markets and sells innovative, high quality, high performance electronics, accessories and speakers for the audio market.  The Company sells its products under the brand names Phoenix Gold, Carver Professional and AudioSource. The Company’s products are used in car audio, professional sound and home audio/theater applications.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, and are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, which variances may have a material adverse effect on the Company.  Among the factors that could cause actual results to differ materially are the following:  the adverse effect of reduced discretionary consumer spending; competitive factors; dependence on a significant customer; potential fluctuations in quarterly results and seasonality; fixed operating expenses relative to revenues; the need for the introduction of new products and product enhancements; dependence on suppliers; control by current shareholders; high inventory requirements; business conditions in international markets; the Company’s dependence on key employees; the need to protect intellectual property; environmental regulation; and the potential delisting and limited trading volume of the Company’s common stock, as well as other factors discussed in Exhibit 99.3 to the Phoenix Gold International, Inc. Annual Report on Form 10-K for the fiscal year ended September 30, 2002, which exhibit is hereby incorporated by reference.  Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.  The Company does not intend to update its forward-looking statements.

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PHOENIX GOLD INTERNATIONAL, INC.

BALANCE SHEETS

(Unaudited)

	June 30, 2003	September 30, 2002
ASSETS

Current assets:
Cash and cash equivalents	$1,000	$214,814
Accounts receivable, net	5,007,920	3,610,939
Inventories:
Raw materials and work-in-process	2,227,340	2,924,498
Finished goods	4,785,326	4,841,025
	7,012,666	7,765,523
Prepaid expenses	196,296	188,140
Deferred taxes	860,000	572,000
Total current assets	13,077,882	12,351,416

Property and equipment, net	1,009,375	1,102,498
Deferred taxes	531,000	513,000
Other assets	334,789	552,336

Total assets	$14,953,046	$14,519,250

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Line of credit	$1,206,027	$—
Accounts payable	890,028	1,297,507
Accrued payroll and benefits	554,082	430,048
Accrued customer rebates	364,487	382,972
Other accrued liabilities	607,483	498,684
Total current liabilities	3,622,107	2,609,211

Deferred gain on sale of facility	588,465	662,023

Shareholders’ equity:
Preferred stock;
Authorized – 5,000,000 shares; none outstanding	—	—
Common stock, no par value;
Authorized – 20,000,000 shares
Issued and outstanding – 3,006,945 and 3,006,945 shares	6,511,528	6,511,528
Retained earnings	4,230,946	4,736,488
Total shareholders’ equity	10,742,474	11,248,016

Total liabilities and shareholders’ equity	$14,953,046	$14,519,250

PHOENIX GOLD INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2003	2002	2003	2002

Net sales	$8,032,313	$8,063,132	$18,675,476	$22,917,242

Cost of sales	5,841,071	6,007,312	14,214,964	17,545,997

Gross profit	2,191,242	2,055,820	4,460,512	5,371,245

Operating expenses:
Selling	1,035,413	1,043,935	2,889,309	2,853,860
General and administrative	759,973	656,516	2,226,749	1,997,836

Total operating expenses	1,795,386	1,700,451	5,116,058	4,851,696

Income (loss) from operations	395,856	355,369	(655,546)	519,549

Other income (expense):
Interest income	—	2,001	745	3,119
Interest expense	(23,766)	—	(26,897)	(16,670)
Other income, net	3	—	3,156	2,532

Total other income (expense)	(23,763)	2,001	(22,996)	(11,019)

Earnings (loss) before income taxes	372,093	357,370	(678,542)	508,530

Income tax benefit (expense)	(148,000)	(143,000)	241,000	(203,000)

Earnings (loss) before cumulative effect of accounting change	224,093	214,370	(437,542)	305,530

Cumulative effect of accounting change, net of tax	—	—	(68,000)	—

Net earnings (loss)	$224,093	$214,370	$(505,542)	$305,530

Earnings (loss) per share:
Before accounting change – basic and diluted	$0.07	$0.07	$(0.15)	$0.10
Accounting change – basic and diluted	0.00	0.00	(0.02)	0.00

Earnings (loss) per share – basic and diluted	$0.07	$0.07	$(0.17)	$0.10

Average shares outstanding:
Basic	3,006,945	3,006,945	3,006,945	3,006,945
Diluted	3,007,603	3,022,144	3,006,945	3,013,207